Exhibit 10.20

DATED

10 May 2017

EMPLOYMENT CONTRACT

Between

GBT TRAVEL SERVICES UK LIMITED, D/B/A AMERICAN EXPRESS GLOBAL BUSINESS TRAVEL

And

MARTINE GEROW

CONTENTS

CLAUSE

THIS AGREEMENT is dated 10 May 2017

1.	PARTIES

(1)GBT Travel Services UK Limited, D/B/A American Express Global Business Travel incorporated and registered in England and Wales with company number 08774160 whose registered office is at 5 Churchill Place, Canary Wharf London, England E14 5HU (the "Company"); and

(2)MARTINE GEROW and 13 Avenue Rembrandt 78110 Le Vesinet, France (the "Executive").

Agreed terms

2.TERM OF APPOINTMENT

2.1

The Appointment will commence on 5 June 2017 ("the Commencement Date") and shall continue, subject to the remaining terms of this agreement, until terminated by either party giving the other not less than 26 weeks prior notice in writing, unless otherwise terminated in accordance with clause 16.

2.2	The Appointment is contingent upon:
(a)	the Executive satisfying all relevant immigration laws; and
(b)	completion of a satisfactory background check; and
(c)	the Company receiving satisfactory references
2.3	The Executive's period of continuous employment with the Company will commence on 5 June 2017.
2.4	The Executive consents to the transfer of her employment under this agreement to an Associated Employer at any time during the Appointment.
3.	DUTIES
3.1

Effective 5 June 2017, the Executive will serve the Company in the capacity of Chief Financial Officer ("CFO"). She shall report to the Chief Executive Officer ("CEO") or such other persons as the CEO may nominate from time to time, and will carry out such duties as the CEO may from time to time reasonably determine.

3.2	During the Appointment, the Executive shall:

(a)	unless prevented by Incapacity, devote the whole of her time, attention and abilities to the business of the Company and any Group Company of which she is an officer or consultant;
(b)

diligently exercise such powers and perform such duties as may from time to time be assigned to him/her by the Company together with such person or persons as the Company may appoint to act jointly with him;

(c)	comply with all reasonable and lawful directions given to him/her by the Company;
(d)	promptly make such reports to the CEO in connection with the affairs of the Company or any Group Company on such matters and at such times as are reasonably required;
(e)	report her own wrongdoing and any wrongdoing or proposed wrongdoing of any other Executive, officer or director of the Company or any Group Company to the Company immediately on becoming aware of it;
(f)	use her best endeavours to promote, protect, develop and extend the business of the Company or any Group Company; and
(g)	comply with the GBT Code of Conduct and the Management Policies of the Company, and such other applicable policies as in effect from time to time. All policies are available on the Company intranet.
3.3

All documents, manuals, hardware and software provided for the Executive's use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

4.	PLACE OF WORK
4.1

The Executive's normal place of work is 5 Churchill Place, Canary Wharf London, England E14 5HU, or such other place within the United Kingdom which the Company may reasonably require for the proper performance and exercise of her duties.

4.2

The Executive agrees to travel on the Company's or any Group Company's business (both within the United Kingdom and abroad) as may be required for the proper performance of her duties under the Appointment.

5.	HOURS OF WORK
5.1

The Executive shall devote herself exclusively to the performance of her duties during the Company's normal hours of work (which are from 0900 to 1700 Monday to Friday inclusive). The Executive will also work any further hours as may from time to time become necessary in order to perform her duties to the satisfaction of the Company without additional remuneration.

5.2

It is acknowledged and agreed that the Executive is a managing executive with autonomous decision making powers and that the duration of her working time is not measured and can be determined by the Executive. Accordingly, pursuant to Regulation 20 of the Working Time Regulations ("WTR") 4(1), 4(2), 6(1), 6(2), 6(7), 10(1), 11(1) 11(2) and 12(1) of the WTR do not apply to the Executive's employment under this Agreement.

6.	SALARY AND BONUS PLANS
6.1

Effective 5 June 2017, the Executive will be paid a salary of £295,000 subject to deductions for tax and national insurance (inclusive of any fees due to the Executive by the Company or any Group Company as an officer of the Company or any Group Company).

6.2	The Executive's salary shall accrue from day to day and be payable monthly in arrears at the end of each month directly into the Executive's bank or building society.
6.3	Where, in its absolute discretion, the Company reviews the Executive's salary, the Company shall be under no obligation to award the Executive any increase.
6.4

The Executive will be eligible to earn an annual performance-based bonus under the Annual Management Bonus Plan in respect of each complete calendar year of her employment under this Agreement. The actual amount of the bonus is based on individual contribution, and is subject to award pools, which are determined by organizational performance. The Executive's target performance-based bonus opportunity for each calendar year during her employment under this Agreement will be 100% of the Executive's base salary for such calendar year, with a maximum bonus of 200% of the Executive's base salary for such calendar year. The fact that a performance-based bonus is paid in one year or in relation to a particular period is no guarantee of (and does not give rise to any expectation of or entitlement to) a performance-based bonus in any subsequent year or in relation to any subsequent period. Any earned annual performance-based bonus will be paid in the year following the year to which it relates. Payment of an annual bonus is contingent upon the Executive's continuous employment in good standing through the payment date and other terms and conditions of the Bonus Program. For the 2017 Plan year only, the bonus payment will be guaranteed at target, pro-rated from the date of hire, and subject to the terms of the Bonus Plan.

6.5

Save as provided in clause 15.1, the Executive shall be neither eligible to be considered for nor entitled to receive any discretionary bonus under clause 6.4 if at the time the bonus is due to be paid she is no longer employed by the Company, or she is under notice of termination of employment (whether given by her or the Company) or she is subject to disciplinary proceedings or to an extant disciplinary sanction. If the Executive is suspended pursuant to clause 18.3 of this Agreement or subject to any disciplinary investigation or proceedings, she shall only be entitled to payment of any bonus if, after such investigation, period of suspension and/or proceedings have been resolved, she is not subject to any disciplinary sanction.

6.6

Subject to the approval of the Board of GBT III BV, and provided Executive executes the applicable option agreement, Executive will receive a one-time award of options to purchase approximately 110,000 non-voting common shares of GBT III BV ("Options") under GBT's Management Incentive Plan ("MIP"), the terms of which are incorporated into this Employment Agreement.

(a)

The award has and will continue to vest in 5 equal annual instalments (each instalment will be 20%), starting with the first anniversary of the award date, and is subject to the Executive's continuous employment with the Company on the applicable vesting date, as well as other applicable provisions of the MIP. Once vested, the award will be exercisable only upon a qualifying Liquidity Event, as defined in the MIP, or a termination of employment.

(b)

MIP grants are conditioned upon and subject to Executive's compliance with certain Restrictive Covenants. These covenants prohibit MIP participants from engaging in conduct detrimental to GBT both during their employment and for a period of time thereafter. Issues covered by the Restrictive Covenants include non-competition, non-solicitation of customers and Executives, nondisclosure of confidential information and non-disparagement.

(c)

In all cases, Options are subject to the terms of the MIP, an option agreement that will be entered into between the Executive and GBT III BV and the terms of the Management Stockholders' Agreement. These documents control if there is a conflict with the above summary.

6.7

For so long as the Executive is an active employee and including any period of Notice or Garden Leave, the Company shall pay for the monthly housing costs of the Executive. In addition, the Company shall provide Executive tax assistance payments to cover the tax implications of such housing payments.

6.8

The Company shall select a provider and pay for tax advice and tax preparation services for the Executive for so long as she is an active employee through and including the calendar year following the termination of Executive's employment with the Company. Notwithstanding the foregoing, such advice shall be limited to the tax consequences related to income received from and employment with the Company. The Company shall not be obligated to provide or pay for any tax advice or services relative to income the Executive may receive from other sources.

6.9

Any benefits provided to the Executive by the Company from time to time may be withdrawn by the Company if at its option it shall decide that any such benefit or class of benefits shall cease to apply to all employees or to all employees of the Company having a status similar or substantially similar to the Executive and the Company may amend the terms, rules or scale of any benefit at any time provided any such amendment is of general application.

6.10

The Executive agrees that for the purposes of the Employment Rights Act 1996 the Company may apply any sums which may be due from the Company to the Executive (including, without limitation, accrued salary and/or holiday pay and/or any payment in lieu of notice) at the Termination Date against any sums which may be due from the Executive to the Company (whether in respect of any overpayment or mistaken payment of salary or in respect of a matter requiring written authorisation pursuant to the Employment Rights Act 1996 or otherwise) and the Executive further agrees that if she fails to give due notice of termination of this Agreement, the Company may retain any such sum without prejudice to its right to claim damages for any additional loss it may suffer as a result.

6.11

The Executive shall indemnify the Company for itself and on behalf of any Group Company in relation to any income tax and employee national insurance contributions not already deducted from the Executive's remuneration (or any taxes replacing the same) for which the Company or any Group Company has an obligation at any time to account (whether during the Executive's employment by the Company or after the Termination Date) in relation to the emoluments and benefits the Executive receives under this Agreement.

7.	BENEFITS AND EXPENSES
7.1

The Company operates a flexible benefits system accessible via the intranet, which details the Executive's core benefits and allows the Executive to choose to contribute to additional benefits as well as nominating her life assurance beneficiaries. The Executive shall be eligible to participate in such benefits programs as are specified online from time to time, subject to the Executive satisfying certain eligibility criteria and the scheme rules as amended from time to time. Some of the Executive's benefits, including any Executive pension contributions are provided via deduction from salary. Under salary sacrifice the Executive will receive a lower gross salary in return for the provision of the benefit.

7.2

The Executive shall receive a car allowance of £950.00 per month gross, which shall be payable together with and in the same manner as Executive's salary in accordance with clause 6.2. The car allowance shall not be treated as part of Executive's basic salary for any purpose and shall not be pensionable. The Company may vary or remove this allowance at any time.

7.3

The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Executive in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment and compliance with the Company Travel & Expense program.

7.4

Any benefits provided to the Executive by the Company from time to time may be withdrawn by the Company if at its option it shall decide that any such benefit or class of benefits shall cease to apply to all employees or to all employees of the Company having a status similar or substantially similar to the Executive and the Company may amend the terms, rules or scale of any benefit at any time provided any such amendment is of general application.

8.	PENSIONS

Executive has had the opportunity to be enrolled into the GBT UK Stakeholder Pension Plan (the "Plan"), subject to the Executive satisfying certain eligibility criteria and subject to the Plan rules as amended from time to time. Full details of the Plan are available on the intranet.

9.	HOLIDAYS
9.1

The Company's holiday year runs between 1st January and 31st December. The Executive shall be entitled to 25 days' paid holiday in each holiday year. If the Appointment commences or terminates part way through a holiday year, the Executive's entitlement during that holiday year shall be calculated on a pro-rata basis.

9.2

Executive shall be responsible to manage the taking of Holiday time while ensuring that her duties are fulfilled. Unless the Executive specifically advises the EVP of HR that she has not utilized her annual Holiday time no later than October of each year, the Executive shall not carry forward any accrued but untaken holiday entitlement to a subsequent holiday year. In cases of sickness absence, carry-over is limited to four weeks' holiday per year less any leave taken during the holiday year that has just ended.

9.3

The Executive shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination of the Appointment. Notwithstanding the foregoing, unless Executive specifically advises the EVP of HR the number of days to which she believes she is entitled, the Company shall presume that all awarded Holidays were used and that no such payment is due upon termination of the Appointment.

9.4

If the Company has terminated or would be entitled to terminate the Appointment under clause 15 or if the Executive has terminated the Appointment in breach of this agreement, any payment due under clause 9.3 shall be limited to the Executive's statutory entitlement under the Working Time Regulations 1998 (SI 1998/1833) and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

10.	EXECUTIVE WARRANTIES
10.1

The Executive represents and warrants to the Company that, by entering into this agreement or performing any of her obligations under it, she will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him/her and undertakes to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if she is in breach of any such obligations.

11.	INCAPACITY
11.1

If the Executive is absent from work due to Incapacity, the Executive shall notify the CEO and the Chief Human Resources Officer of the reason for the absence as soon as possible in accordance with the GBT Sickness Absence policy.

11.2	Executive shall be eligible for salary replacement in accordance with, and subject to compliance with, the GBT Sickness Absence policy.
11.3

The Company may on such terms and conditions as it shall determine appoint a replacement to undertake some or all of the Executive's duties if the Executive is absent from work by reason of illness, accident or other incapacity in excess of 20 consecutive working days (and such shall not give rise to a claim for Good Reason (as defined below)).

11.4

In circumstances where the Executive shall have been prevented from performing her duties for the periods referred to in clause 11.3 the Company may in its absolute discretion, if the Executive is a director of the Company or any Group Company, require the Executive to resign any such directorship and, if the appropriate resignation shall not be signed and delivered by the Executive to the Company within seven days of such request, the Executive agrees that the Company may appoint any other director of the Company to sign such notice of resignation for and on behalf of the Executive and in the Executive's name for such purpose.

11.5

The Executive may be required at the request of the Company during the course of her employment to attend a doctor or clinic nominated by the Company for the purpose of a comprehensive medical examination to determine her fitness for continued employment and shall use her reasonable endeavours to ensure the prompt delivery of the relevant report to the Company. Notwithstanding the provisions of the Access to Medical Reports Act 1988, the Executive will permit the Company access to any medical report relating to her physical or mental health and which is relevant to her ability to perform her duties from a medical or other practitioner whether or not such practitioner is or has been responsible for her clinical care or treatment.

11.6

If the Executive's inability to perform her duties results from incapacity caused by any third party the Executive shall notify the Company of that fact as soon as reasonably practicable and all payments made to the Executive by the Company under this clause in respect of any consequent absence shall, to the extent that compensation is recoverable either from the third party and/or any other body, constitute loans by the Company to the Executive and shall be repaid to the Company in accordance with the provisions of this clause to the extent that the Executive recovers compensation for loss of earnings. The Executive shall keep the Company regularly informed of the progress of any action which she takes against such third party, provide such information as the Company may from time to time reasonably require and shall immediately notify the Company in writing of any compromise, settlement, award or judgment in connection with the claim. Where the Executive recovers any compensation for loss of earnings as referred to in this clause, she shall notify the Company in writing forthwith and shall repay the amount due to the Company under this clause within 28 days of receipt of such compensation. Any such payment under this clause shall be subject to the maximum aggregate sum permitted to be lent by the Company to the Executive without shareholder approval under the restrictions contained in the Companies Act 2006 relating to loans to directors.

12.	CONFIDENTIAL INFORMATION
12.1

The Executive acknowledges that in the course of the Appointment she will have access to Confidential Information, as defined in clause 30.1. The Executive shall not (except in the proper course of her duties), either during the Appointment or at any time after its termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use her best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

(a)	any use or disclosure authorised by the Company or required by law;
(b)	any information which is already in, or comes into, the public domain other than through the Executive's unauthorised disclosure; or
(c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

13.	INTELLECTUAL PROPERTY
13.1

The Executive shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him/her at any time during the course of the Appointment which relate to, or are reasonably capable of being used in, the business of the Company or any Group Company. The Executive acknowledges that all Intellectual Property subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Executive holds them on trust for the Company. The Executive agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 13.1.

13.2

The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which she has or will have in any existing or future works referred to in clause 13.1.

13.3

The Executive irrevocably appoints the Company to be her attorney in her name and on her behalf to execute documents, use the Executive's name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause.

14.	DISCIPLINE AND GRIEVANCES
14.1

There are no disciplinary or grievance procedures which form a contractually binding part of this Agreement. If the Executive is dissatisfied with any disciplinary decision relating to her employment or if the Executive wishes to seek redress of any grievance relating to her employment, she should apply in writing to the person or persons to whom she reports.

15.	BENEFITS UPON TERMINATION WITH NOTICE
15.1	If the Company terminates the Executive's employment other than for Cause as defined in clause 18.1 or if the Executive resigns for Good Reason, as defined below, the Executive shall be entitled to:
(a)

12 months' basic salary subject to deductions for tax and national insurance contributions as required by law, less any basic salary paid or payable with  respect to any Garden Leave under clause 16 or pay in lieu of notice under clause 17 (such that the maximum aggregate amount payable under clauses 16, 17 and this clause 15, when combined with any basic salary paid for any portion of the notice period worked is 12 months of basic salary) (the "Severance Payment");

(b)

the annual performance-based bonus Executive would have received under clause 6.4 for the year of termination, based on performance, but pro-rated to reflect the period of the year worked prior to the Termination Date (excluding any period during which the Executive is under notice of termination (whether given or received) or placed on Garden Leave under clause 12) and payable on or around March in the year following such termination in accordance with the Company's standard procedures in place from time to time;

(c)	the continued benefit of private medical expenses insurance for a period of 12 months following the Termination Date less any period of notice worked or Garden Leave under clause 12.
15.2

For purposes of this Agreement, "Good Reason" shall mean any of the following occurring without the Executive's written consent: (i) a material reduction by the Company of the Executive's annual base salary (other than pursuant to an across the board reduction similarly affecting other senior executives within the Company); (ii) a material reduction by the Company of Executive's job responsibilities and title; (iii) a wilful failure by the Company to pay compensation that is due and owing. Notwithstanding the foregoing, Good Reason shall not exist unless within 30 days of the occurrence claimed to constitute Good Reason Executive has provided the Company with written notice setting forth in reasonable detail the facts and circumstances claimed to constitute Good Reason, and affording the Company 30 days in which to cure the alleged occurrence (the "Cure Period"), if practicable. The Executive's employment must terminate within 30 days following the failure of the Company to cure during the Cure Period.

15.3

The Company will make any payment pursuant to clause 15.1 in equal monthly instalments in arrears. Payment of each monthly instalment shall be conditional upon the Executive's continued compliance with her obligations in clauses 12 (Confidentiality) and 13 (Intellectual Property) and the post termination restrictions contained in the MIP. For the avoidance of doubt the Executive acknowledges and agrees that the Severance Payment and/or the Severance Benefits or any instalment thereof does not amount to an estimate of or cap on the loss or damage which the Company or any Group Company would suffer were the Executive to breach any of the obligations referred to in this clause and that the withholding of any monies is without prejudice to any other remedy the Company or any Group Company may have against the Executive.

15.4

The Executive accepts and acknowledges that any Severance Benefits shall be provided in full and final settlement and satisfaction of all and any claims, whether contractual, statutory or otherwise and whether in the United Kingdom or any other country in the world, which the Executive (or any person or body on her behalf) has or may have against the Company and/or any Group Company and/or any of its or their Executives, directors, shareholders, consultants, agents, officers or owners relating to her employment or service with the Company or any Group Company or its termination and the Executive agrees that she will not issue, whether directly or indirectly, or take steps to issue any claim against the Company or any Group Company and/or any of its or their Executives, directors, shareholders, consultants, agents, officers or owners relating to her employment or service with the Company or any Group Company or its termination (whether in the United Kingdom or any other country in the world).

15.5

The Company may at its sole discretion require the Executive to enter into a settlement agreement on terms acceptable to the Company in order for the Executive to be entitled to the Severance Benefits and to confirm that such amounts are in full and final settlement of the claims listed in clause 15.4 above. Such settlement agreement must be effective, with all revocation periods expired, within 30 days after the Termination Date.

16.	GARDEN LEAVE
16.1

Following service of notice to terminate the Appointment by either party, or if the Executive purports to terminate the Appointment in breach of contract, the Company may by written notice place the Executive on Garden Leave for the whole or part of the remainder of the Appointment.

16.2	During any period of Garden Leave:
(a)	the Company shall be under no obligation to provide any work to the Executive and may revoke any powers the Executive holds on behalf of the Company or any Group Company;
(b)

the Company may require the Executive to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Executive, at such location (including the Executive's home) as the Company may decide;

(c)	he Executive shall continue to receive her basic salary and all contractual benefits in the usual way subject to the terms of any benefit arrangement;
(d)	the Executive shall remain an Executive of the Company and bound by the terms of this agreement (including any implied duties of good faith and fidelity);
(e)	the Executive shall ensure that the Chief Executive Officer knows where she will be and how she can be contacted during each working day (except during any periods taken as holiday in the usual way);
(f)	the Company may exclude the Executive from any premises of the Company or any Group Company; and
(g)

the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, Executive, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company.

16.3	Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.
16.4	Any salary payments made to the Executive during Garden Leave shall reduce the amount owed to the Executive under clause 15.1 a).
17.	PAYMENT IN LIEU OF NOTICE
17.1

The Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying the Executive that the Company is exercising its right under this clause 17 and that it will make within 28 days a payment in lieu of notice (the "Payment in Lieu"), or the first instalment of any Payment in Lieu, to the Executive. This Payment in Lieu will be equal to the basic salary (as at the date of termination) which the Executive would have been entitled to receive under this agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)	any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;
(b)	any payment in respect of benefits which the Executive would have been entitled to receive during the period for which the Payment in Lieu is made; and
(c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.
17.2

The Company may pay any sums due under clause 17.1 in equal monthly instalments until the date on which the notice period referred to at clause 2 would have expired if notice had been given. The Executive shall be obliged to seek alternative income during this period and to notify the Company of any income so received. The instalment payments shall then be reduced by the amount of such income.

17.3	Any salary payments made to the Executive in lieu of Notice shall reduce the amount owed to the Executive under clause 15.1 a).

18.	TERMINATION WITHOUT NOTICE
18.1

The Company may terminate the Appointment for Cause with immediate effect without notice and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) if the Executive:

(a)	is guilty of any gross misconduct affecting the business of the Company or any Group Company;
(b)	commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company;
(c)	is, in the reasonable opinion of the Company, negligent and incompetent in the performance of her duties;
(d)	is declared bankrupt or makes any arrangement with or for the benefit of her creditors or has a county court administration order made against him/her under the County Court Act 1984;
(e)

is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or noncustodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

(f)

is, in the opinion of a medical practitioner physically or mentally incapable of performing her duties and may remain so for more than three months and the medical practitioner has given a medical opinion to the Company to that effect;

(g)	ceases to be eligible to work in the United Kingdom, and refuses a comparable offer of employment in another work location of the Company's choosing, where the Executive has work authorization
(h)

is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company brings or is likely to bring the Executive or the Company or any Group Company into disrepute or is materially adverse to the interests of the Company or any Group Company;

(i)	is in breach of the Company's Global Code of Conduct or any Management Policy or Procedure;
(j)	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems; or
(k)

is unable by reason of Incapacity to perform her duties under this agreement for a period equivalent to the maximum aggregate period for which company sick pay may be paid under the GBT Sickness Absence policy in any 52 week period.

18.2

On termination of the Appointment however arising the Executive shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, commission plan, or other plan operated by the Company or any Group Company in which she may participate.

18.3

In order to investigate a complaint or allegation against the Executive of misconduct or some other serious issue relating to her employment and to allow the Company to carry out whatever investigations it deems appropriate, the Company may for whatever period it considers necessary suspend him/her on full pay and other contractual benefits and require him/her not to enter any premises of the Company and/or the Group and abstain from contacting specific or all employees, officers, agents, investors, clients, counter-parties, analysts, brokers, professional advisers, suppliers to or other business contacts of the Company and/or the Group. The Executive shall not be employed by or provide services to any third party during any period for which she is suspended pursuant to this clause 18.3 and shall remain bound by all her express and implied duties as an employee of the Company save as varied by this clause.

19.	OBLIGATIONS ON TERMINATION
19.1	On termination of the Appointment (however arising) or, if earlier, at the start of a period of Garden Leave the Executive shall:
(a)

Unless placed on Garden Leave pursuant to clause 16, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or any Group Company or its business contacts, any keys, credit card and any other property of the Company or any Group Company, which is in her possession or under her control;

(b)

return any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in her possession or under her control outside the Company's premises;

(c)	resign immediately without compensation from any office or trusteeship that she holds in or on behalf of the Company or any Group Company; and

(d)	provide a signed statement that she has complied fully with her obligations under this clause 19.1 together with such reasonable evidence of compliance as the Company may request.
19.2

The Executive irrevocably appoints the Company to be her attorney in her name and on her behalf to sign, execute or do any such instrument or thing and generally to use her name in order to give the Company (or its nominee) the full benefit of the provisions of clause 19.1(c).

19.3

Unless otherwise set forth in this Agreement or in a Plan document, on termination of the Appointment however arising the Executive shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, commission plan, or other plan operated by the Company in which she may participate.

20.	COMMUNICATIONS

The Executive consents to the Company monitoring and recording any use that she makes of the Company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with and for legitimate business purposes. The Executive shall comply with any electronic communication systems policies that the Company may issue from time to time and any breach of such policies may lead to disciplinary action being taken against the Executive, which may include dismissal.

21.	RECONSTRUCTION AND AMALGAMATION

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and the Executive is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Executive shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

22.	NOTICES

A notice given to a party under this agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given in this agreement or as otherwise notified in writing to the other party. If Executive is providing notice, it shall be delivered to the CEO, with copies to the Chief Human Resources Officer and the General Counsel.

23.	ENTIRE AGREEMENT
23.1

This agreement and any document referred to in it, including, without limitation, the Option agreement to be entered into between Executive and GBT III BV, constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter;

23.2

Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

23.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.
23.4	Nothing in this clause shall limit or exclude any liability for fraud.
24.	VARIATION

No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

25.	COUNTERPARTS
25.1

This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

25.2	No counterpart shall be effective until each party has executed and delivered at least one counterpart.
26.	STATUTORY PARTICULARS
26.1	The information in this Agreement constitutes a written statement of the written particulars of employment of the Executive in accordance with the Employment Rights Act 1996.

27.	COLLECTIVE AGREEMENTS
27.1	There are no collective agreements which directly affect the terms of the Executive's employment.
28.	GOVERNING LAW

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

29.	JURISDICTION

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

30.	INTERPRETATION
30.1	The definitions and rules of interpretation in this clause 30 apply in this agreement.

Associated Employer: has the meaning given to it in the Employment Rights Act 1996;

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company or any Group Company, or any of their customers or prospective customers for the time being confidential to the Company or any Group Company or any of their customers or prospective customers and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or any of its or their business contacts, customers or prospective customers, including in particular (by way of illustration only and without limitation):

(a)	the names, addresses, salary and other details of the Company's or any Group Company's Executives, workers or officers;
(b)

the Company's or any Group Company's business plans, programmes and details of business opportunities; accounts, financial information, such as pricing, cost structures, balance sheets, budget and financial forecasts and marketing information and projects;

(c)	any intellectual property belonging to the Company, any Group Company, or any related details thereof;
(d)	details of the Company's and any Group Company's customers, prospective customers, suppliers, prospective suppliers and other business contacts,

including but not limited to their contact details, accounts, financial and other arrangements and requirements;

(e)

details of the Company's and any Group Company's customers, prospective customers, suppliers, prospective suppliers and other business contacts included in any professional networking social media site, including but not limited to, LinkedIn;

(f)

the research and development projects and research particulars, software or product formulae and processes, source and object codes, product inventions, designs and discoveries, industry surveys and plans and technical data relating to the Company and/or any Group Company;

(g)

third party confidential information supplied to the Executive or the Company or any Group Company during their employment, including but not limited to third party trade secrets, details of their requirements or services, their pricing and costs structures, their intellectual property and records of business plans or dealings; and

(h)

any document marked confidential or with similar expressions, or any information which you have been told is confidential or which you might reasonably expect the Company or any Group Company would regard as confidential.

Group Company: the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time;

Incapacity: any sickness, injury or other medical disorder or condition which prevents the Executive from carrying out her duties;

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world;

Inventions: inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium;

Subsidiary and Holding Company: in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

30.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.
30.3

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

30.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.
30.5	The schedules to this agreement form part of (and are incorporated into) this agreement.

This agreement has been entered into on the date stated at the beginning of it. Executed as a deed by Martine Gerow:

/s/Martine Gerow

In the presence of:	(witness)

FULL NAME OF WITNESS:

ADDRESS OF WITNESS:

Executed as a deed by GBT Travel Services UK Limited, D/B/A American Express Global Business Travel by JoAnne Kruse, Chief Human Resource Officer

/s/ JoAnne Kruse

JoAnne Kruse

SCHEDULE 1

Data Protection Disclosure Statement

The Company would like to take this opportunity to tell you about the information we collect about you and how we use it.

In addition to the information on the new hire form, we also collect information from you directly, such as from your resume, your new hire documentation and your benefits enrolment forms. We also may collect information about you from people you have named as referees, from previous employers and educational and professional institutes. Where appropriate to the job for which you apply:

(a)

We may carry out credit checks with credit reference agencies. This will involve disclosing the information provided by you to such agencies that in turn will retain records of the checks. These records may be used by other organisations in assessing applications from you and members of your household for credit facilities and for preventing fraud or tracing debtors;

(b)	We may carry out further checks with other external agencies by disclosing the information provided by you to such agencies. These agencies will maintain such information in a secure database; and
(c)

We may carry out checks using external databases which list individuals who have been identified as non-compliant with relevant sanctions legislation. We may also carry out these checks if appropriate for the job for which you apply as an existing Executive of American Express Global Business Travel.

Your information will be processed and stored on the systems used by us in the United States. Information will also be processed in other countries. Only authorised personnel worldwide will have access to your information for legitimate business purposes. However, wherever information may be stored, accessed or processed, American Express Global Business Travel has taken appropriate steps to ensure that your information is adequately protected in accordance with applicable law.

You can be assured that all of your information will be used for the purpose of administering your application and your employment relationship, including:

•	Verification of credentials and prior employment and personal history;
•	Payroll and Executive benefits, including insurance and pension;
•	Your employment contract with us, and prevailing policies and procedures as set out on the Company Intranet and other appropriate reference sources;
•	Training and development, planning and organisation;
•	Communications and other events that are part of your employment history, performance ratings, goal setting and rewards;
•	Compliance with statutory requirements, including record keeping and reporting for public health care, pension programs and tax purposes;
•	Management and analysis of Executive expenses;
•	The creation of Executive profiles;

•	The disclosure of salary details to clients in support of fees and expenses charged to them;
•	The disclosure of your information to selected suppliers to support necessary administrative functions and technology/communications systems.

Upon becoming an Executive of American Express Global Business Travel, some of the information collected about you will be disclosed to our human resource consultants and suppliers as referred to herein, and, where applicable, to third parties for the purpose of providing information about your employment with us, as well as to workers representatives or as required by law. We will also be providing information about you to the American Express and American Express Global Business Travel groups of companies worldwide, so that we can manage your information and our relationship with you more effectively.

Any information that we are required to collect about you regarding health, race, ethnic origin, religion, trade union membership, the commission of any offences or your emergency contact details will be stored and accessed only to satisfy legal requirements or for other purposes essential to operating our business.

The Company uses advanced technology and well-defined practices to help ensure that your information is processed promptly, accurately and completely. Therefore any information that is found to be incorrect or incomplete will be corrected promptly and will be kept no longer than is appropriate for the above purposes, or as is otherwise required by applicable law. You have the right of access to your information.

If you transfer to another Company within the American Express Global Business Travel group, you agree that we may send, at the request of your new employer, your personnel file (which contains personal information about you) to your new employer, so that it may administer your new employment relationship. We will retain any information (either original or copies) that is required for compliance with statutory requirements or legitimate business purposes. All personal information about you sent to your new employer will be adequately protected by it, in accordance with our policies, applicable laws and regulations.

In addition, we contract out certain administrative functions (such as processing of travel and expenses vouchers and aspects of background verification) to other companies in the American Express Global Business Travel groups of companies and, depending on our business requirements, to selected suppliers. As part of this, information about you may be accessed in and processed by other companies within the American Express Global Business Travel groups and/or selected suppliers and may be processed in countries with differing levels of legal protection for personal information. In these cases, American Express Global Business Travel has also taken appropriate steps to ensure that your information is adequately protected in accordance with our policies, applicable laws and regulations.

By providing us with emergency contact details you are confirming that you have gained the authority of your emergency contact(s) to provide us with this information.

It is a material and ongoing condition of any employment contract with American Express Global Business Travel that Executives agree to the collection, processing and transfer of information as set out above.

I understand that by agreeing to this declaration and submitting this form:

•	I am certifying the information I have given in this application process including any attachments is true and complete.
•	I acknowledge that any misleading, false or wilful omission may be sufficient reason for refusal of, suspension or dismissal from employment.
•

I understand that final confirmation of, and ongoing, employment may be subject to medical examination and a check of any appropriate references, including credit checking, where appropriate, and verification of credentials provided as part of this application process.

•	I am authorising any background verification and relevant sanctions checks that the Company considers necessary.
•	I am consenting to the steps detailed above, and to organisations and individuals who hold personal information about me disclosing relevant information in response to background verification checks.
•	I am accepting the conditions of the Disclosure Statement above, which become a material condition of my employment contract with the Company.

Signed	/s/ Martine Gerow
Martine Gerow

Dated	May 12, 2017